Exhibit 4.21

SHIPSALE CONTRACT

FOR

CONSTRUCTION AND SALE

OF

One (1) 64,000 DWT TYPE BULK CARRIER

(HULL NO. S-K192)

AMONG

OLYMPIA SHIPHOLDING S.A.,

GIANT LINE INC.,S.A.,

AND

NIHON SHIPYARD CO., LTD.

18th August 2023

1

ACTICLE V - APPROVAL OF PLANS AND DRAWINGS AND INSPECTION DURING CONSTRUCTION
1.Approval of Plans and Drawings	17
2.Appointment of Supervising Company’s Supervisor	17
3.Inspection by Supervisor	17
4.BUYER’s Representative	18

ARTICLE VI - MODIFICATIONS
1.Modifications of Specifications	19
2.Change in Class, etc.	19
3.Substitution of Materials	20

ARTICLE VII – TRIALS
1.Notice	21
2.Weather Condition	21
3.How Conducted	22
4.Method of Acceptance or Rejection	22
5.Effect of Acceptance	23
6.Disposition of Surplus Consumable Stores	24
7.Familiarization	24

ARTICLE VIII - DELIVERY
1.Time and Place	25
2.When and How Effected	25
3.Documents to be Delivered to BUYER	25
4.Tender of VESSEL	26
5.Title and Risk	26
6.Removal of VESSEL	27

ARTICLE IX - DELAYS AND EXTENSION OF TIME FOR DELIVERY （FORCE MAJEURE）
1.Causes of Delay	28
2.Notice of Delay	28
3.Definition of Permissible Delay	29
4.Right to Rescind for Excessive Delay	29

2

ARTICLE X - WARRANTY OF QUALITY
1.Guarantee	30
2.Notice of Default	30
3.Remedy of Defects	30
4.Extent of SELLERS’ Responsibility	31

ARTICLE XI - RESCISSION BY BUYER
1.Notice	33
2.Refund by SELLERS	33
3.Discharge of Obligations	33

ARTICLE XII - BUYER’S DEFAULT
1.Definition of Default	34
2.Interest of Default	34
3.Effect of Default	34
4.Sale of VESSEL	35

ARTICLE XIII - INSURANCE
1.Extent of Insurance Coverage	37
2.Application of Recovered Amount	37
3.Termination of SELLERS’ Undertaking to Insure	38

ARTICLE XIV - DISPUTES AND ARBITRATION
1.Proceedings	39
2.Notice of Award	40
3.Expenses	40
4.Entry in Court	40
5.Alteration of Delivery Date	40

ARTICLE XV - RIGHT OF ASSIGNMENT	41

ARTICLE XVI - TAXES AND DUTIES
1.Taxes and Duties in Japan	42
2.Taxes and Duties outside Japan	42

3

ARTICLE XVII - PATENTS, TRADEMARKS, COPYRIGHTS, ETC.
1.Patents, Trademarks and Copyrights	43
2.General Plans, Specifications and Working Drawings	43

ARTICLE XVIII - BUYER’S SUPPLIES
1.Responsibility of BUYER	44
2.Responsibility of SELLERS	45

ARTICLE XIX - NOTICE
1.Address	46
2.Language	46

ARTICLE XX - EFFECTIVE DATE OF CONTRACT	47

ARTICLE XXI - INTERPRETATION
1.Laws Applicable	48
2.Discrepancies	48
3.Entire Agreement	48
4.Confidentiality	48

END OF CONTRACT	49

4

THIS CONTRACT (the “Contract”), made this　18th day of August, 2023 by and among Olympia Shipholding S.A.　of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (hereinafter called the “BUYER”), the party of the first part, GIANT LINE INC., S.A. , a corporation organized and existing under the laws of Panama, having its principal office at 53rd E Street, Urbanizacion Marbella, MMG Tower, 16th Floor, City of Panama, the Republic of Panama (hereinafter called the “SELLER 1”), the party of the second part, and NIHON SHIPYARD CO., LTD., a corporation organized and existing under the laws of Japan, having its principal office at 1-5-1, Yuraku-cho, Chiyoda-ku, Tokyo Prefecture, Japan (hereinafter called the "SELLER 2"), the party of the third part. SELLER 1 and SELLER 2 are collectively called the “SELLERS”.

WITNESSETH:

WHEREAS, IMABARI SHIPBUILDING CO., LTD., a corporation organized and existing under the laws of Japan, having its principal office at 4-52, 1-chome, Koura-Cho, Imabari City, Ehime Pref., Japan (hereinafter called the “BUILDER”), as builder has entered into a shipbuilding contract in the Japanese language entitled “Zosen Keiyakusho” with the SELLER 1 as buyer dated 28th July, 2021 (hereinafter called the “Shipbuilding Contract”) wherein the BUILDER has agreed to design, build, launch, equip and complete at the BUILDER’s shipyard or any other shipyard in Japan owned by its affiliated company (hereinafter called the “Shipyard”) and sell and deliver to the SELLER 1 one (1) 64,000 DWT TYPE BULK CARRIER more fully described in Article II hereof (hereinafter called the “VESSEL”), and the SELLER 1 has agreed to purchase the VESSEL.

In consideration of the mutual covenants herein contained, the BUYER agrees to purchase and take delivery of the VESSEL from the SELLERS and to pay for the same, all upon the terms and conditions hereinafter set forth.

5

ARTICLE I – JOINT AND SEVERAL GUARANTEE

1.	Joint and Several Guarantee:

The SELLERS shall each be jointly and severally liable for the performance and all other warranties and obligations of each other and any obligation expressed to be that of both under this Contract.

(End of Article)

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ARTICLE II - DESCRIPTION AND CLASS

1.	Description:

The VESSEL shall have the BUILDER’s Hull No. S-K192 and shall be constructed, equipped and completed in accordance with the provisions of this Contract, the specifications and the general arrangement plan (hereinafter collectively called the “Specifications”) signed by each of the parties hereto for identification and attached hereto and made an integral part hereof.

In the event of an inconsistency or contradiction between the Specifications and the terms and conditions of this Contract, these terms and conditions in the Contract shall prevail. In the event of an inconsistency or contradiction between the Specifications and the terms and conditions of the other drawings/plan, the terms and conditions in the Specifications shall prevail.

It is agreed and understood that the SELLERS may at its discretion construct and deliver the VESSEL at a Shipyard, such Shipyard to be part of Imabari Shipbuilding group, provided that the provisions of this Contract except the VESSEL’s Hull Number shall not be altered thereby in any other respects.

2.	Classification, Rules and Regulations:

The VESSEL, including its machinery, equipment and out-fittings shall be designed and constructed in accordance with the rules (the edition and amendments thereto being in force as of the date of the Shipbuilding Contract) of NIPPON KAIJI KYOKAI (hereinafter called “NK”) and under special survey of AMERICAN BUREAU OF SHIPPING (hereinafter called the “Classification Society”) and shall be distinguished in the register by the symbol of:

ABS Class Notations: +A1, Bulk Carrier, BC-A (holds 2 and 4 may be empty), ESP, (E), +ACCU, +AMS, CPS, CSR, CRC(SC, SP), ENVIRO(I), GRAB [20], IHM, NOx-Tier III, RW, UWILD

Decisions of the Classification Society as to compliance or non-compliance with the classification shall be final and binding upon both parties hereto and confirmed with the head office of the Classification Society if required.

The VESSEL shall also comply with the rules, regulations and requirements of other regulatory bodies as described in the Specifications in effect as of the date of this Contract.

All fees and charges incidental to the classification and with respect to compliance with the above referred rules, regulations and requirements shall be for account of the SELLERS.

The VESSEL’s classification status, and all classification and other required certificates hereunder, are to be clean and free of all conditions, recommendations and restrictions whatsoever other than those permitted in the Specifications.

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3.	Principal Particulars and Dimensions of VESSEL:

The VESSEL shall have the following characteristics and dimensions:

Length (over all) : about 199.9 m

Length (between perpendiculars) : 195.00 m

Breadth, moulded : 32.24m

Depth, moulded : 19.30 m

Designed loaded draft, moulded : 11.30 m

Scantling draft, moulded : 13.52 m

Deadweight at assigned loaded draft : 63,450 MT

Gross Tonnage (by I.C.T.M.1969) : about 36,500

Main Engine (Japanese make) : MAN B&W 6S50ME-C9.7-HPSCR1set

Maximum rating : 6,670 kW x 95.0 min-1

Normal rating : 5,670 kW x 90.0 min-1 (85.0% MCR)

Flag : MARSHALL ISLANDS

4.	Guaranteed Trial Speed:

The SELLERS guarantee for the VESSEL that the mean trial speed shall be 14.60 knots with the VESSEL at the BUILDER’s favorable draft and trim condition at the normal output of 5,670 kW of Main Engine in quiet weather and calm sea with clean bottom of the VESSEL under the conditions set forth in the Specifications (hereinafter called the“Guaranteed Trial Speed”).

5.	Guaranteed Fuel Oil Consumption:

The SELLERS guarantee that the fuel oil consumption of the Main Engine as determined by shop trial as specified in the Specifications, at normal rating shall not be more than 155.2grams/kW/hour using “A” oil on the basis of lower calorific value of 42,700 kJ/kg (hereinafter called the“Guaranteed Fuel Oil Consumption”)

8

6.	Guaranteed Deadweight:

The SELLERS guarantee that the VESSEL, when completed, shall be capable of carrying a total deadweight tonnage of 63,450metric tons at assigned fully loaded draft (hereinafter called the “Guaranteed Deadweight”). The term “Deadweight” as used in this Contract, shall signify the difference between the displacement at assigned fully loaded draft in sea water of 1.025 specific gravity on the basis of hydrostatic table and the light weight of the VESSEL.

The actual deadweight of the VESSEL shall be determined by calculations made by the BUILDER and these calculations shall be based on actual measurements of the completed VESSEL taken in the presence of and verified by the Classification Society’s surveyor.

7.	Registration:

The VESSEL shall be registered by the BUYER at its own cost and expense under the laws of MARSHALL ISLANDS with its home port of Majuro the time of its delivery and acceptance hereunder.

8.	Subcontracting:

The SELLERS may, at its sole discretion and responsibility, subcontract any portion of the construction work of the VESSEL to any domestic and/or overseas subcontractors including, but not limited to, the affiliated companies of the BUILDER.

In the event of any work being subcontracted in accordance with the terms of this Contract and/or the Specifications, the SELLERS shall remain fully and solely responsible for the work done by such subcontractors and the quality and performance and any part of the VESSEL and the construction work subcontracted in accordance with this Contract and/ or the Specifications. (End of Article)

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ARTICLE III - CONTRACT PRICE AND TERM OF PAYMENT

1.	Contract Price:

The purchase price of the VESSEL is United States Dollars Thirty Seven Million Six hundred thousand (US$37,600,000.-), net receivable by the SELLERS (hereinafter called the “Contract Price”), which is exclusive of the BUYER’s Supplies as provided in Article XVIII hereof and shall be subject to upward or downward adjustment, if any, as hereinafter set forth in this Contract.

Other than as provided in this Contract, the Contract Price is not subject to any fluctuations on account of changes to the prevailing at the time rates of wages, cost of equipment or materials or rates of currencies (such as the exchange rate between the US$ and the currency of Japan) etc.

Increases or decreases in the Contract Price, if any, due to adjustments thereof made in accordance with the provisions of this Contract shall be adjusted by way of addition to, or subtraction from, the last instalment of the Contract Price.

2.	Currency:

Any and all payments by the BUYER to the SELLERS under this Contract shall be made in United States Dollars.

3.	Terms of Payment:

The Contract Price shall be paid by the BUYER to the SELLERS in installments as follows:

(a)	1st Installment: The sum of United States Dollars Three Million Seven Hundred Sixty Thousand (US$3,760,000.-) shall be paid upon signing of this Contract.

(b)	2nd Installment: The sum of United States Dollars Three Million Seven Hundred Sixty Thousand (USD3,760,000.-) shall be paid by 18th August, 2024.

(c)	3rd Installment: The sum of United States Dollars Three Million Seven Hundred Sixty Thousand (US$3,760,000.-) shall be paid by 30th September 2025.

(d)	4th Installment: The sum of United States Dollars Three Million Seven Hundred Sixty Thousand (US$3,760,000.-) shall be paid upon launching of the VESSEL.

(e)	5th Installment: The sum of United States Dollars Twenty Two million, Five Hundred and Sixty Thousand (US$22,560,000.-), plus any increase or minus any decrease due to adjustments of the Contract Price hereunder, shall be paid upon delivery and acceptance of the VESSEL.

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4.	Method of Payment:
(a)	1st Installment: Within three (3) Banking Days after signing of this Contract, the BUYER shall remit the amount of this Installment by telegraphic transfer to Mizuho Bank, Ltd., Ehime Pref. Imabari Branch, Japan (hereinafter called the “SELLER 1’s Bank”) for the account of the SELLER 1, Account No. with remarks of “Hull No. S-K192”.
(b)	2nd Installment: On or before 18th August 2024, the BUYER shall remit the amount of this Installment by telegraphic transfer to the SELLER 1’s Bank for the account of the SELLER 1 with remarks “Hull No. S-K192”.
(c)	3rd Installment: On or before 30th September 2025, the BUYER shall remit the amount of this Installment by telegraphic transfer to the SELLER 1’s Bank for the account of the SELLER 1 with remarks “Hull No. S-K192”.
(d)	4th Installment: Within three (3) Banking Days after receipt of the notice in writing or by facsimile from the SELLERS of launching of the VESSEL having been made, the BUYER shall remit the amount of this Installment by telegraphic transfer to the SELLER 1’s Bank for the account of the SELLER 1 with remarks “Hull No. S-K192”.

The SELLERS shall give a notice of 7 days to the BUYER regarding the expected date of Launching of the VESSEL.

(e)	5th Installment: At least two (2) Banking Days prior to the anticipated delivery of the VESSEL, the BUYER shall deposit cash under a conditional SWIFT payment in the SELLER 1’s Bank covering 5th Installment as adjusted in accordance with the provisions of this Contract. Such payment shall be payable and releasable to the SELLERS upon presentation to the SELLER 1’s Bank of a copy of “PROTOCOL OF DELIVERY AND ACCEPTANCE” of the VESSEL executed by the BUYER and the SELLERS pursuant to Paragraph 2 of Article VIII hereof and (as required) by a representative of BUYER’s financing bank and copy of “PROTOCOL OF DELIVERY AND ACCEPTANCE” of the VESSEL executed between the BUILDER and the SELLERS.

(f)	Definition of Banking Days: For the purpose of this Contract “Banking Days” means days excluding Saturday, Sunday and public holidays in Tokyo, Athens, New York, Hamburg and Zurich.

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5.	Payment under Dispute

No payment under this Contract shall be delayed or withheld by the BUYER on account of any dispute or disagreement of whatsoever nature arising between the parties hereto.

6.	Prepayment:

Prepayment of any Installment due on or before delivery of the VESSEL can be made by the BUYER with prior 10 days notices addressed to SELLERS.

(End of Article)

12

ARTICLE IV - ADJUSTMENT OF CONTRACT PRICE

The Contract Price shall be subject to adjustment, as hereinafter set forth, in the event of the following contingencies (it being understood by both parties that any reduction of the Contract Price is by way of liquidated damages and not by way of penalty):

1.	Delivery
(a)	No adjustment shall be made and the Contract Price shall remain unchanged for the first thirty (30) days of delay in delivery of the VESSEL beyond the Delivery Date as defined in Article VIII hereof (ending as of twelve o’clock midnight of the thirtieth (30th) day of delay).
(b)	If the delivery of the VESSEL is delayed more than thirty (30) days after the Delivery Date, then, in such event, beginning at twelve o’clock midnight of the thirtieth (30th) day after the Delivery Date, the Contract Price shall be reduced by deducting the sum of US$5,076- for each day of delay thereafter.

However, the total reduction in the Contract Price shall not be more than as would be the case for a delay of one hundred and twenty (120) days, counting from midnight of the thirtieth (30th) day after the Delivery Date at the above specified rate of reduction. That is, at a total reduction of US$609,120-.

(c)	But, if the delay in delivery of the VESSEL should continue for period of one hundred and fifty (150) days after the Delivery Date, then in such event, and after such period has expired, the BUYER may, at its option terminate, cancel or rescind this Contract in accordance with the provisions of Article XI hereof. The SELLERS may, at any time after the expiration of one hundred and fifty (150) days of delay in delivery from the Delivery Date, if the BUYER has not served notice as provided in Article XI hereof, demand in writing that the BUYER shall make an election, in which case the BUYER shall, within twenty (20) days after such demand is received by the BUYER, notify the SELLERS of its intention either to terminate, cancel or rescind this Contract or to consent to take delivery of the VESSEL at an agreed future date; it being understood by the parties hereto that, if the VESSEL is not delivered by such future date, the BUYER shall have the same right of termination, cancelation and/or rescission upon the same terms and conditions as hereinabove provided.

(d)	For the purpose of this Article, the delivery of the VESSEL shall be deemed to be delayed when and if the VESSEL, after taking into full account all postponements of the Delivery Date by reason of permissible delays as defined in Article IX and/or any other reasons under this Contract, is not delivered by the date upon which delivery is required under the terms of this Contract.

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2.	Speed:
(a)	The Contract Price shall not be affected or changed by reason of the actual speed, as determined by the trial run, being not more than three-tenths (3/10) of one (1) knot below the guaranteed speed of the VESSEL.
(b)	However, exceeding such deficiency of three-tenths (3/10) of one (1) knot in actual speed below the Guaranteed Trial Speed of the VESSEL, the Contract Price shall be reduced as follows:

More than three-tenths (3/10) and not more than four-tenths (4/10) of a knot a total sum of US$50,760.-

More than four-tenths (4/10) and not more than five-tenths (5/10) of a knot a total sum of US$101,520.-

More than five-tenths (5/10) and not more than six-tenths (6/10) of a knot a total sum of US$152,280.-

More than six-tenths (6/10) and not more than seven-tenths (7/10) of a knot a total sum of US$203,040.-

More than seven-tenths (7/10) and not more than eight-tenths (8/10) of a knot a total sum of US$253,800.-

More than eight-tenths (8/10) and not more than nine-tenths (9/10) of a knot a total sum of US$304,560.-

More than nine-tenths (9/10) and not more than one (1) knot a total sum of US$355,320.-

(c)	If the deficiency in actual speed of the VESSEL upon trial run is more than one (1) full knot below the Guaranteed Trial Speed of the VESSEL, then the BUYER may, at its option, reject the VESSEL and terminate, cancel or rescind this Contract in accordance with the provisions of Article XI hereof, or may accept the VESSEL at a reduction in the Contract Price as above provided for one (1) full knot only, that is, at a total reduction of US$355,320.

14

3.	Fuel Oil Consumption:
(a)	The Contract Price shall not be affected or changed by reason of the fuel oil consumption of the VESSEL, as determined by shop trial as per the Specifications, being more than the Guaranteed Fuel Oil Consumption of the VESSEL, if such excess is not more than five percent (5%) over the Guaranteed Fuel Oil Consumption.
(b)	However, exceeding an excess of five percent (5%) in the actual fuel consumption over the Guaranteed Fuel Oil Consumption of the VESSEL, the Contract Price shall be reduced by the sum of US$37,600.- for each full one percent (1%) increase in fuel consumption above said five percent (5%) (fractions of one percent (1%) to be disregarded), up to a maximum of ten percent (10%) over the Guaranteed Fuel Oil Consumption of the VESSEL.
(c)	If such actual fuel consumption exceeds ten percent (10%) of the Guaranteed Fuel Oil Consumption of the VESSEL, the BUYER may, at its option, reject the VESSEL and rescind this Contract in accordance with the provisions of Article XI hereof, or may accept the VESSEL at a reduction in the Contract Price as above specified for ten percent (10%) only, that is, at a total reduction of US$188,000.-.

4.	Deadweight:
(a)	The Contract Price shall not be affected or changed by reason of the actual deadweight of the VESSEL as determined in accordance with the Specifications, being less than the Guaranteed Deadweight of the VESSEL, if such deficiency is not more than 635 metric tons below the Guaranteed Deadweight of the VESSEL.
(b)	In the event of such deficiency is more than 635 metric tons below the Guarantee Deadweight of the VESSEL, the Contract Price shall be reduced by the sum of US$592 for each metric ton of such deficiency.
(c)	In the event of such deficiency in the actual deadweight of the VESSEL being 1,905 metric tons or more, then, the BUYER may, at its option, reject the VESSEL and rescind this Contract in accordance with the provisions of Article XI hereof or accept the VESSEL at a reduction in the Contract Price as above provided for 1,905 metric tons only, that is, at a total reduction of US$751,840.

15

5.	Effect of Rescission:

It is expressly understood and agreed by the parties hereto that in any case, if the BUYER rescinds this Contract under this Article, the BUYER shall not be entitled to any liquidated damages.

6.	Cumulative Effect

The liquidated damages specified in each separate paragraph within this Article are independent of each other and payment of one shall not be exclusive of the payment of another.

7.	Duty to Mitigate

Notwithstanding the provisions of this Article, the SELLERS shall use best endeavours to investigate and if possible rectify the cause of an insufficiency in speed, dead-weight or cargo cubic capacity or an excess in fuel consumption prior to delivery of the VESSEL to the BUYER. It is hereby understood and agreed by the SELLERS that the SELLERS will seek to deliver the VESSEL by adjusting the Contract Price, if necessary, in accordance with the provisions of this Article, only if after using its best endeavours such insufficiency or excess cannot be corrected.

(End of Article)

16

ARTICLE V - APPROVAL OF PLANS AND DRAWINGS

AND INSPECTION DURING CONSTRUCTION

The inspection, supervision and approval of plans and drawings during the construction of the VESSEL and her hull, machinery, engines, fittings and accessories shall be carried out by a Japanese company providing newbuilding supervising services (hereinafter called the “Supervising Company”) which shall be selected, nominated by the SELLERS and appointed by at the SELLERS’s at their cost and expense.

Any decision regarding the approval of plans, drawings and supervising during construction shall be made by the Supervising Company at its sole discretion in full accordance with the Specifications and such decision shall not require any prior consultation with the BUYER or approval of the BUYER.

However the SELLERS undertakes and assures the BUYER that the Supervisor shall carry out his inspections in accordance with the agreed inspection procedure and schedule and usual Japanese shipbuilding practice.

1.	Approval of Plans and Drawings:

The SELLERS shall cause the BUILDER to submit in time to the Supervising Company the plans and drawings to be submitted thereto for its approval.

2.	Appointment of Supervising Company’s Supervisor :

The Supervising Company may send to and maintain at the Shipyard supervisor(s) (herein called the “Supervisor”) to act in connection with approval of the plans and drawings, attendance to the tests and inspections relating to the VESSEL, its machinery, equipment and out fitting.

3.	Inspection by Supervisor :

The necessary inspections of the VESSEL, its hull, machinery, equipment and out fittings shall be carried out by the Classification Society, other regulatory bodies and/or an inspection team of the BUILDER throughout the entire period of construction, in order to ensure that the construction of the VESSEL is duly performed in accordance with this Contract and the Specifications. The Supervisor shall have, during construction of the VESSEL, the right and duty to attend such tests and inspections of the VESSEL, its machinery and equipment.

In the event that the Supervisor discovers any construction or material or workmanship which is not deemed to conform to the requirements of this Contract and/or the Specifications, the Supervisor shall promptly give the SELLERS a notice in writing as to such non-conformity. Upon receipt of such notice from the Supervisor, the SELLERS shall cause the BUILDER to correct, at the BUILDER’s cost, such non-conformity, if the SELLERS agrees to his view acting reasonably but in case of disagreement the matter will be referred to the Classification Society.

Performance Standard for Protective Coatings (PSPC) for ballast tanks required by IMO shall be applied to the VESSEL. Inspections thereto shall be carried out by the qualified inspector(s) of the BUILDER and/or the qualified inspector(s) appointed by BUILDER, whose determination shall be deemed final so far as the application of the PSPC to the VESSEL is concerned if approved by the Classification Society.

For the avoidance of doubt, the SELLERS shall be solely responsible for all aspects of construction, workmanship and completion of the Vessel in accordance with this Contract and the Specifications.

All plans and drawings shall be in English.

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4.	BUYER’s Representative:

The BUYER may appoint their one (1) “Observer” who can visit the Shipyard maximum consecutive two (2) days for three (3) times in total during construction of the Vessel for observation purpose only. The BUYER shall inform at least seven (7) days prior to the SELLERS that the BUYER send the Observer to the Shipyard.

(End of Article)

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ARTICLE VI - MODIFICATIONS

1.	Modifications of Specifications:

The Specifications may be modified and/or changed by written agreement of the parties hereto, provided that such modifications and/or changes or an accumulation thereof will not, in the SELLERS’ judgment, adversely affect the BUILDER’s planning or program in relation to the BUILDER’s other commitments, and provided, further, that the BUYER shall first agree, before such modifications and/or changes are carried out, to alterations in the Contract Price, the Delivery Date and other terms and conditions of this Contract and the Specifications occasioned by or resulting from such modifications and/or changes.

Such agreement may be effected by exchange of letters signed by the authorized representatives of the parties hereto or by facsimile or e-mail confirmed by such letters manifesting agreements of the parties hereto which shall constitute amendments to this Contract and/or the Specifications.

2.	Change in Class, etc.:

In the event that, after the date of this Contract, any requirements as to class, or as to rules and regulations to which the construction of the VESSEL is required to conform are altered or changed by the Classification Society or the other regulatory bodies authorized to make such alterations or changes, the following provisions shall apply:

(a)	If such alterations or changes are compulsory for the VESSEL, either of the parties hereto, upon receipt of such information from the Classification Society or such other regulatory bodies, shall promptly transmit the same to the other in writing, and the SELLERS shall thereupon incorporate such alterations or changes into the construction of the VESSEL, provided that the BUYER shall first agree, to adjustments required by the SELLERS in the Contract Price, the Delivery Date and other terms and conditions of this Contract and the Specifications occasioned by or resulting from such alterations or changes.
(b)	If such alterations or changes are not compulsory for the VESSEL, but the BUYER desires to incorporate such alterations or changes into the construction of the VESSEL, then, the BUYER shall notify the SELLERS of such intention. The SELLERS may accept such alterations or changes, provided that such alterations or changes will not, in the judgment of the BUILDER and/or the SELLERS, adversely affect the BUILDER’s planning or program in relation to the BUILDER’s other commitments, and provided, further, that the BUYER shall first agree to adjustments required by the SELLERS in the Contract Price, the Delivery Date and other terms and conditions of this Contract and the Specifications occasioned by or resulting from such alterations or changes.

(c)	In case the BUYER demands for change of or alterations to the plans or drawings which have already been approved by the Supervising Company, provided such alterations or changes are not compulsory for the VESSEL, the SELLERS shall have the right to reject such demand if work has already been arranged to start in accordance with the approved plans and drawings. Any alteration to the plans and drawings which have already been approved by the Supervising Company shall be regarded as modifications as specified in this Article and shall include adjustments of Contract Price, the Delivery Date and other terms and conditions of this contract and the Specifications.

Agreements as to such alterations or changes under this Paragraph shall be made in the same manner as provided in Paragraph 1 of this Article for modifications or changes to the Specifications.

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3.	Substitution of Materials:

In the event that any of the materials required by the Specifications or otherwise under this Contract for the construction of the VESSEL cannot be procured in time or are in short supply to maintain the Delivery Date of the VESSEL, the SELLERS may allow the BUILDER, provided that the BUYER shall so agree in writing, to supply other materials capable of meeting the requirements of the Classification Society and of the rules, regulations and requirements with which the construction of the VESSEL must comply. Any agreement as to such substitution of materials shall be effected in the manner provided in paragraph 1 of this article, and shall, likewise, include alterations in the Contract Price and other terms and conditions of this Contract occasioned by or resulting from such substitution if any.

(End of Article)

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ARTICLE VII - TRIAL

1.	Notice:

The BUYER shall receive from the SELLERS at least approximately 30 days prior notice in writing or by facsimile or by email confirmed in writing of the time and place of the trial run of the VESSEL, and the BUYER shall promptly acknowledge receipt of such notice. The BUYER may send one Capt., one C/E., one C/O, one 1/E and one Representative (herein collectively called the “Observers”) on board the VESSEL to witness such trial run for familiarization purpose only at the BUYER’s risk and expenses. Failure in attendance of the Observers of the BUYER at the trial run of the VESSEL for any reason whatsoever after due notice to the BUYER as above provided shall be deemed to be a waiver by the BUYER of its right to have the Observers on board the VESSEL at the trial run, and the SELLERS may cause the BUILDER to conduct the trial run without the Observers of the BUYER being present but with the attendance of the Supervisor and the representative of the Classification Society, and in such case the BUYER shall be obligated to accept the VESSEL on the basis of a certificate of the SELLERS that the VESSEL, upon trial run, is found to conform to this Contract and the Specifications.

2.	Weather Condition:

The trial run shall be carried out under the weather condition which is deemed favorable enough by the judgment of the BUILDER and/or the SELLERS. In the event of unfavorable weather on the date specified for the trial run, the same shall take place on the first available day thereafter that the weather condition permits. It is agreed that, if during the trial run of the VESSEL, the weather should suddenly become so unfavorable that orderly conduct of the trial run can no longer be continued, the trial run shall be discontinued and postponed until the first favorable day next following, unless the BUYER shall assent in writing to acceptance of the VESSEL on the trial run already made before such discontinuance has occurred. Any delay of trial run caused by such unfavorable weather condition shall operate to postpone the Delivery Date by the period of delay involved and such delay shall be deemed as a permissible delay in the delivery of the VESSEL．

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3.	How conducted:
(a)	All expenses in connection with the trial run are to be for the account of the SELLERS and the SELLERS shall cause the BUILDER to provide at the BUILDER’s expense the necessary crew to comply with conditions of safe navigation. The trial run shall be conducted in the manner prescribed in the Specifications, and shall prove fulfillment of the performance requirements for the trial run as set forth in the Specifications. The course of trial run shall be determined by the BUILDER.
(b)	Notwithstanding the foregoing, lubricating oils and greases necessary for the trial run of the VESSEL shall be supplied by the BUYER at the Shipyard on the date designated by the BUILDER with a prior 10 days written notice of the SELLERS to the BUYER, and the SELLERS shall pay the BUYER upon delivery of the VESSEL the cost of the quantities of lubricating oils and greases consumed during the trial run at the original purchase price. In measuring the consumed quantity, lubricating oils and greases remaining in the main engine, other machinery and their pipes, stern tube and the like, shall be excluded. The quantity of lubricating oils and greases supplied by the BUYER shall be in accordance with the instruction of the BUILDER and the SELLERS.

4.	Method of Acceptance or Rejection:
(a)	Upon completion of the trial run, the SELLERS shall give the BUYER a notice by facsimile or e-mail confirmed in writing of completion of the trial run, as and if the SELLERS considers that the results of the trial run indicate conformity of the VESSEL to this Contract and the Specifications. The BUYER shall, within two (2) days after receipt of such notice from the SELLERS, notify the SELLERS by facsimile confirmed in writing of its acceptance or rejection of the VESSEL.
(b)	However, should the results of the trial run indicate that the VESSEL, or any part or equipment thereof, does not conform to the requirements of this Contract and/or the Specifications, or if the SELLERS is in agreement to non-conformity as specified in the BUYER’s notice of rejection, then, the SELLERS shall cause the BUILDER to take necessary steps, to correct such non-conformity. Upon completion of correction of such non-conformity, the SELLERS shall give the BUYER a notice thereof by facsimile confirmed in writing. The BUYER shall, within two (2) days after receipt of such notice from the SELLERS, notify the SELLERS of its acceptance or rejection of the VESSEL.

(c)	In any event that the BUYER rejects the VESSEL, the BUYER shall indicate in its notice of rejection in what respect the VESSEL, or any part or equipment thereof dose not conform to this Contract and/or the Specifications.
(d)	In the event that the BUYER fails to notify the SELLERS by facsimile or email confirmed in writing of the acceptance of or the rejection together with the reason therefor of the VESSEL within the period as provided in the above sub-paragraph (a) or (b), the BUYER shall be deemed to have accepted the VESSEL.
(e)	The SELLERS may dispute the rejection of the VESSEL by the BUYER under this paragraph, in which case the matter shall first be referred to judgement of the Classification Society, but if the Classification Society fails to make a judgement or cannot do so, the matter shall be submitted for final decision by arbitration in accordance with Article XIV hereof. The BUYERS shall be notified of the Classification Society’s judgment and will have two (2) working days to either accept or reject, advising Sellers on reasons of rejection."
(f)	The BUYER shall not be entitled to reject the VESSEL by reason of any minor or insubstantial items, which may not affect the VESSEL’s operation, its crew and safety, judged from the point of view of the commonly and generally acknowledged Japanese standard shipbuilding and shipping practice, as not being in conformity with the Specifications, but, in which case, the SELLERS shall not be released from the obligation to correct and/or remedy for its own account such minor or insubstantial items as soon as practicable after the delivery of the VESSEL.

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5.	Effect of Acceptance:

Acceptance of the VESSEL as above provided shall be final and binding so far as conformity of the VESSEL to this Contract and the Specifications is concerned and shall preclude the BUYER from refusing formal delivery of the VESSEL as hereinafter provided, if the SELLERS complies with all other procedural requirements for delivery as provided in Article VIII hereof.

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6.	Disposition of surplus Consumable stores:

Should any fuel oil, fresh water or other consumable stores furnished by the BUILDER for the trial run remain on board the VESSEL at the time of acceptance thereof by the BUYER, the BUYER agrees to buy the same from the SELLERS at the original purchase price thereof, and payment by the BUYER shall be effected upon delivery of the VESSEL.

7.	Familiarization:
(a)	Prior to the delivery but after the sea trials, the BUYER may send their crew to the Shipyard in preparation for the delivery with the SELLERS’ and/or BUILDER’s consent. The above mentioned Observers and crew of the BUYER shall not interfere with or obstruct in any way the BUILDER's supervision during the construction of the VESSEL and/or the building schedule of the BUILDER, but shall be given free and ready access to the VESSEL, its hull, machinery, equipment, coatings and out-fittings in the Shipyard only and in such way not to obstruct smooth construction of the VESSEL.
(b)	The Observers and the crew shall at all times be deemed to be the employees of the BUYER and not of the BUILDER and the SELLERS. The BUILDER and the SELLERS shall be under no liability whatsoever to the BUYER, the Observers and the crew for personal injuries, including death, suffered during the time when he or they are on the VESSEL, or within the premises of the Shipyard, or are otherwise engaged in and about the construction of the VESSEL, unless, however, such personal injuries, including death, were caused by a gross negligence of the BUILDER and/or the SELLERS, or of any of its employees or agents or subcontractors. Nor shall the BUILDER or the SELLERS be under any liability whatsoever to the BUYER, the Observers and the crew for damage to, or loss or destruction of property in Japan of the BUYER or of the Observers and the crew, unless such damage, loss or destruction were caused by a gross negligence of the BUILDER and/or the SELLERS, or of any of its employees or agents or subcontractors.

(End of Article)

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ARTICLE VIII – DELIVERY

1.	Time and Place:

The VESSEL shall be delivered by the SELLERS to the BUYER at the Shipyard or at an affiliated Japanese shipyard of the BUILDER or at the mutually agreed place not earlier than 1st July 2026 and not later than 30th September 2026, except that, in the event of delays in the construction of the VESSEL or any performance required under this Contract due to causes which under the terms of this Contract permit postponement of the date for delivery, the aforementioned date for delivery of the VESSEL shall be postponed accordingly. The aforementioned date, or such later date to which the requirement of delivery is postponed pursuant to such terms, is herein called the“Delivery Date”.

2.	When and How Effected:

Provided that each of the SELLERS and the BUYER shall have fulfilled all of its obligations stipulated under this Contract, delivery of the VESSEL shall be effected forthwith by the concurrent delivery by each of the parties hereto to the other of the PROTOCOL OF DELIVERY AND ACCEPTANCE, acknowledging delivery of the VESSEL by the SELLERS and acceptance thereof by the BUYER.

3.	Documents to be delivered to BUYER:

Upon delivery and acceptance of the VESSEL, the SELLERS shall deliver to the BUYER the following documents (all in English language), which shall accompany the PROTOCOL OF DELIVERY AND ACCEPTANCE:

(a)	PROTOCOL OF TRIALS of the VESSEL made pursuant to the Specifications.
(b)	PROTOCOL OF INVENTORY of the equipment of the VESSEL, including spare parts and the like, all as specified in the Specifications.
(c)	PROTOCOL OF STORES OF CONSUMABLE NATURE referred to under paragraph 3 (b) and paragraph 6 of Article VII hereof, including the original purchase prices thereof.
(d)	ALL CERTIFICATES required to be furnished upon delivery of the VESSEL pursuant to this Contract and the Specifications. It is agreed that if, through no fault on the part of the SELLERS, the classification certificate and/or other certificates are not available at the time of delivery of the VESSEL and only if the absence thereof does not impede the trading of the VESSEL, provisional certificate shall be accepted by the BUYER, provided that the SELLERS shall furnish the BUYER with the formal certificates as promptly as possible after such formal certificates have been issued and in any event before the expiry of such provisional certificates.

All the certificates shall be delivered in one (1) original to the VESSEL and two (2) copies to the BUYER;

(e)	DECLARATON OF WARRANTY of the SELLERS that the VESSEL is delivered to the BUYER free and clear of any claims, liens, charges, mortgages, or other encumbrances upon the BUYER’s title thereto, and in particular, that the VESSEL is absolutely free of all burdens in the nature of imposts, taxes or charges imposed by the Japanese governmental authorities, as well as of all liabilities of the SELLERS to its subcontractors, employees and crew, and of all liabilities arising from the operation of the VESSEL in trial runs, or otherwise, prior to delivery.
(f)	DRAWINGS AND PLANS pertaining to the VESSEL as stipulated in the Specifications.
(g)	COMMERCIAL INVOICE
(h)	BILL OF SALE duly notarized
(i)	BUILDER’S CERTIFICATE issued by the Shipyard duly notarized.

any other reasonable documents required by flag authority and financing bank for the registration of the VESSEL, if practicably possible.

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4.	Tender of VESSEL:

If the BUYER fails to take delivery of the VESSEL after completion thereof according to this Contract and the Specifications without any justifiable reason, the SELLERS shall have the right to tender delivery of the VESSEL after compliance with all procedural requirements as above provided.

5.	Title and Risk:

Title to and risk of loss of the VESSEL shall pass to the BUYER only upon delivery and acceptance thereof having been completed as stated above; it being expressly understood that, until such delivery is effected, title to and risk of loss of the VESSEL and her equipment shall be in the SELLERS, excepting risk of war, earthquakes and tidal waves.

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6.	Removal of VESSEL:

The BUYER shall take possession of the VESSEL immediately upon delivery and acceptance thereof and shall remove the VESSEL from the premises of the Shipyard within three (3) days after delivery and acceptance thereof is　effected. If the BUYER shall not remove the VESSEL from the premises of the Shipyard within the aforesaid three (3) days, then, in such event the BUYER shall pay to the SELLERS the reasonable mooring charges of the VESSEL. But the BUYER shall be obliged to remove the VESSEL from the Shipyard within ten (10) days after the delivery and acceptance thereof.

(End of Article)

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ARTICLE IX - DELAYS AND EXTENSION OF

TIME FOR DELIVERY (FORCE MAJEURE)

1.	Causes of Delay:

If, at any time before the actual delivery, either the construction of the VESSEL or any performance required as a prerequisite of delivery of the VESSEL is delayed due to: Acts of God; acts of princes or rulers; requirements of government authorities; war or other hostilities or preparation therefore; blockade; revolution, insurrections, mobilization, civil war, civil commotion or riots; vandalism; sabotages, strikes, lockouts or other labor disturbances; labor shortage; plague or other epidemics; quarantines; flood, typhoons, hurricanes, storms or other weather conditions not included in normal planning; earthquakes; tidal waves; fires, explosions, collisions or stranding; embargoes; delays or failure in transportation; shortage of materials, machinery or equipment; import restrictions; inability to obtain delivery or delays in delivery of materials subject that same have been ordered in time subject that same have been ordered in time, machinery or equipment, provided that at the time of ordering the same could reasonably be expected by the SELLERS and/or the BUILDER to be delivered in time; prolonged failure, shortage or restriction of electric current, oil or gas; defects in materials, machinery or equipment which could not have been detected by the SELLERS using reasonable care; casting or forging rejects or the like not due to negligence; delays caused by the Classification Society or other bodies whose documents are required; destruction of or damage to the Shipyard or works of the BUILDER, its subcontractors or suppliers, or of or to the VESSEL or any part thereof, by any cause herein described; delays in the SELLERS’ and/or the BUILDER’s other commitments resulting from any causes herein described which in turn delay the construction of the VESSEL or the BUILDER’s performance under Shipbuilding Contract and the SELLERS’ performance under this Contract; other causes or accidents beyond control of the BUILDER and/or the SELLERS, its subcontractors or suppliers of the nature whether or not indicated by the forgoing words; all the forgoing irrespective of whether or not these events could be foreseen at the days of signing this Contract; then and in any such case, the Delivery Date shall be postponed for a period of time which shall not exceed total accumulated time of all such delays.

2.	Notice of Delay:

Within ten (10) days after the date of occurrence of any cause of delay, on account of which the SELLERS claims that it is entitled under this Contract to a postponement of the Delivery Date, the SELLERS shall notify the BUYER in writing or by facsimile or by email confirmed in writing of the date such cause of delay occurred. Likewise, within ten (10) days after the date of ending of such cause of delay, the SELLERS shall notify the BUYER in writing or by facsimile confirmed in writing of the date such cause of delay ended. The SELLERS shall also notify the BUYER of the period, by which the Delivery Date is postponed by reason of such cause of delay, with all reasonable dispatch after it has been determined. Failure of the BUYER to object to the SELLERS’ claim for postponement of the Delivery Date within ten (10) days after receipt by the BUYER of such notice of claim shall be deemed to be a waiver by the BUYER of its right to object such postponement of the Delivery Date.

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3.	Definition of Permissible Delay:

Delays on account of such causes as specified in Paragraph 1 of this Article and any other delays of a nature which under the terms of this Contract permits postponement of the Delivery Date shall be understood to be permissible delays and are to be distinguished from unauthorized delays on account which the Contract Price is subject to adjustment as provided for in Article IV hereof.

4.	Right to Rescind for Excessive Delay:

If the total accumulated time of all delays on account of the causes specified in Paragraph 1 of this Article, excluding delays of a nature which under the terms of this Contract permit postponement of the Delivery Date, amounts to One Hundred and fifty (150) days or more, then, in such event, the BUYER may terminate, cancel or rescind this Contract in accordance with the provisions of Article XI hereof. The SELLERS may, at any time after the accumulated time of the aforementioned delays justifying termination, cancelation or rescission by the BUYER, demand in writing that the BUYER shall make an election, in which case the BUYER shall, within twenty (20) days after such demand is received by the BUYER, either notify the SELLERS of its intention to terminate, cancel or rescind this Contract, or consent to a postponement of the Delivery Date to a specific future date; it being understood and agreed by the parties hereto that, if any further delay occurs on account of causes justifying rescission as specified in this Article, the BUYER shall have the same right of termination, cancelation or rescission upon the same terms as hereinabove provided.

(End of Article)

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ARTICLE X - WARRANTY OF QUALITY

1.	Guarantee:

Subject to the provisions hereinafter set forth, the SELLERS and as a condition for the BUYER taking delivery of the VESSEL hereby guarantee and shall cause the BUILDER to remedy, free of charge to the BUYER, any defects in the VESSEL which are due to defective material and/or poor workmanship defective and/or poor construction, whether or not such defects and/or physical damage affect the seaworthiness or the class of the Vessel on the part of the BUILDER and/or its subcontractors, provided that the defects are discovered within a period of twelve (12) months after the date of delivery of the VESSEL and a notice thereof is duly given to the SELLERS as hereinafter provided.

For the purpose of this Article, the VESSEL shall include her hull, machinery, equipment and gear, but excludes any parts for the VESSEL which have been supplied by or on behalf of the BUYER.

It is expressly agreed and warranted by the SELLERS that it will procure that the supplier of paints will issue in favour of the BUYER a warranty of painting quality for underwater paint, when the VESSEL entering into the first dock.

2.	Notice of Defects:

The BUYER shall notify the SELLERS in writing, or by facsimile confirmed in writing, of any defects for which claim is made under this guarantee as promptly as possible after discovery thereof. The BUYER’s written notice shall describe the nature and extent of the defects. The SELLERS shall have no obligation for any defects discovered prior to the expiry date of the said twelve (12) months period, unless notice of such defects is received by the SELLERS not later than twenty (20) Banking days after such expiry date.

3.	Remedy of Defects:
(a)	The SELLERS hereby undertake and warrant that they shall cause the BUILDER to remedy, at the BUILDER’s expense, any defects, against which the VESSEL is guaranteed under this Article, by making all necessary repairs or replacements at the Shipyard.
(b)	However, if it is impractical to bring the VESSEL to the Shipyard, the BUYER may cause the necessary repairs or replacements to be made elsewhere which is deemed suitable for the purpose, provided that, in such event, the SELLERS may allow the BUILDER to forward or supply replacement parts or materials to the VESSEL, unless forwarding or supplying thereof to the VESSEL would impair or delay the operation or working schedule of the VESSEL. In the event that the BUYER proposes to cause the necessary repairs or replacements to be made to the VESSEL at any other shipyard, the BUYER shall first, but in all events as soon as possible, give the SELLERS notice in writing or by facsimile confirmed in writing of the time and place such repairs will be made, and if the VESSEL is not thereby delayed, or her operation or working schedule is not thereby impaired, the SELLERS shall have the right to verify by its own representative(s) the nature and extents of the defects complained of. The SELLERS shall, in such case, promptly advise the BUYER by facsimile or email, after such examination has been completed, of its acceptance or rejection of the defects as ones that are covered by the guarantee herein provided. Upon the SELLERS’ acceptance of the defects as justifying remedy under this Article, or upon award of the arbitration so determining, the SELLERS shall immediately cause the BUILDER to pay to the BUYER for such repairs or replacements a sum equal to the reasonable cost of making the same repairs or replacements in the Shipyard.

(c)	In any case, the VESSEL shall be taken at the BUYER’s cost and responsibility to the place elected, ready in all respects for such repairs or replacements.
(d)	Any dispute under this Article shall be referred arbitration in accordance with the provisions of Article X IV hereof.

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4.	Extent of SELLERS’ Responsibility:
(a)	The SELLERS shall have no responsibility or liability for any other defects whatsoever in the VESSEL than the defects specified in Paragraph 1 of this Article. Nor the SELLERS shall in any circumstances be responsible or liable for any consequential or special losses, damages or expenses including, but not limited to, loss of time, loss of profit or earning or demurrage directly or indirectly occasioned to the BUYER by reason of the defects specified in Paragraph 1 of this Article or due to repairs or other works done to the VESSEL to remedy such defects.

(b)	The SELLERS shall not be responsible for any defects in any part of the VESSEL which may subsequent to delivery of the VESSEL have been replaced or in any way repaired by any other contractor, or for any defects which have been caused or aggravated by omission or improper use and maintenance of the VESSEL on the part of the BUYER, its servants or agents or by ordinary wear and tear or by any other circumstance whatsoever beyond the control of the SELLERS.
(c)	The guarantee contained as hereinabove in this Article replaces and excludes any other liability, guarantee, warranty and/or condition imposed or implied by the law, customary, statutory or otherwise, by reason of the construction and sale of the VESSEL by the SELLERS for and to the BUYER.
(d)	The BUYER shall be entitled on or after delivery and acceptance of the Vessel to assign its rights under this Article to any purchaser or bareboat charterer or financier of the VESSEL with the prior written consent of the SELLERS or the BUILDER and such a consent shall not be unreasonably withheld. Notice of any such assignment shall be given by the BUYER to the SELLERS for passing on to the BUILDER.

(End of Article)

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ARTICLE XI - RESCISSION BY BUYER

1.	Notice:

The payments made by the BUYER prior to the delivery of the VESSEL shall be in the nature of advances to the SELLERS. In the event that the BUYER shall exercise its right of termination, cancelation or rescission of this Contract under and pursuant to any of the provisions of this Contract specifically permitting the BUYER to do so, then the BUYER shall notify the SELLERS in writing or by facsimile or by email confirmed in writing, and such termination, cancelation or rescission shall be effective as of the date notice thereof is received by the SELLERS.

2.	Refund by SELLERS:

Thereupon the SELLERS shall promptly refund to the BUYER the full amount of all sums paid by the BUYER to the SELLERS on account of the VESSEL, unless the SELLERS proceeds to the arbitration under the provisions of Article XIV hereof.

In such event, the SELLERS shall pay the BUYER interest at the rate of six percent ( 6%) per annum on the amount required herein to be refunded to the BUYER, computed from the respective dates on which such sums were paid by the BUYER to the SELLERS to the date of remittance by transfer of such refund to the BUYER by the SELLERS, provided, however, that if the said termination, cancelation or rescission by the BUYER is made under the provisions of Paragraph 4 of Article IX hereof, then in such event the SELLERS shall not be required to pay any interest.

3.	Discharge of Obligations:

Upon such refund by the SELLERS to the BUYER, all obligations, duties and liabilities of each of the parties hereto to the other under this Contract shall be forthwith completely discharged.

(End of Article)

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ARTICLE XII - BUYER’S DEFAULT

1.	Definition of Default:

The BUYER shall be deemed to be in default of performance of its obligations under this Contract in the following cases:

(a)	If the BUYER fails to pay any of the First and Fourth Installment to the SELLERS within three (3) Banking Days after such Installment becomes due and payable under the provisions of Article III hereof; or
(b)	If the Buyer fails to pay the Second and Third Installment to the SELLERS within two (2) Banking Days after such Installment becomes due and payable under the provisions of Article III hereof; or
(c)	If the BUYER fails to pay the Fifth Installment, at least three (3) Banking Days of prior to the scheduled Delivery Date of the Vessel, make cash deposit with the SELLER 1’s Bank for the account of SELLER 1 with remarks of “HULL No. S-K192”; or
(d)	If the BUYER fails to take delivery of the VESSEL, when the VESSEL is duly tendered for delivery by the SELLERS under the provisions of Article VIII hereof.

2.	Interest and Charge:

If the BUYER is in default to payment as to any Installment as provided in Paragraph 1 (a) (b) and (c) of this Article, the BUYER shall pay interest on such Installment at the rate of six percent ( 6%) per annum from the due date thereof to the date of payment to the SELLERS of the full amount including interest; in case the BUYER shall fail take delivery of the VESSEL as provided in Paragraph 1 (d) of this Article, the BUYER shall be deemed in default of payment of the Fifth Installment and shall pay interest thereon at same rate as aforesaid from and including the day on which the VESSEL is tendered for delivery by the SELLERS. In any event default by the BUYER, the BUYER shall also pay all charges and expenses incurred by the SELLERS in consequence of such default.

3.	Effect of Default:
(a)	If any default by the BUYER occurs as provided hereinbefore, the Delivery Date shall be automatically postponed for a period of continuance of such default by the BUYER.

(b)	If any default by the BUYER continues for a period of fifteen (15) days, the SELLERS may, at its option, rescind this Contract by giving notice of such effect to the BUYER by facsimile or by email confirmed in writing. Upon receipt by the BUYER of such notice of rescission, this Contract shall forthwith become null and void and any of the BUYER’s Supplies become the sole property of the SELLERS. In the event of such rescission of this Contract, the SELLERS shall be entitled to retain any Installment or Installments theretofore paid by the BUYER to the SELLERS on account of this Contract.

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4.	Sale of VESSEL:
(a)	In the event of rescission of this Contract as above provided, the SELLERS shall have full right and power either to cause the BUILDER to complete or not to complete the VESSEL as it deems fit, and to sell the VESSEL at a public or private sale on such terms and conditions as the SELLERS thinks fit without being answerable for any loss or damage.
(b)	In the event of the sale of the VESSEL in its completed state, the proceeds of the sale received by the SELLERS shall be applied firstly to payment of all expenses attending such sale and otherwise incurred by the SELLERS as a result of the BUYER’s default, and then to payment of all unpaid Installments of the Contract Price and interest on such Installment at the rate of six percent (6%) per annum from the respective due dates thereof to the date of application.
(c)	In the event of sale of the VESSEL in its uncompleted state, the proceeds of sale received by the SELLERS shall be applied firstly to all expenses attending such sale and otherwise incurred by the SELLERS as a result of the BUYER’s default, and then to payment of all costs of construction of the VESSEL less the Installments so retained by the SELLERS and compensation to the SELLERS for a reasonable loss of profit due to the rescission of this Contract.
(d)	In either of the above events of sale, if the proceeds of sale exceeds the total of amounts to which such proceeds are to be applied as aforesaid, the SELLERS shall promptly pay the excess to the BUYER without interest, provided, however, that the amount of such payment to the BUYER shall in no event exceed the total amount of Installments already paid by the BUYER and the cost of the BUYER’s Supplies, if any.
(e)	If the proceeds of sale are insufficient to pay such total amounts payable as aforesaid, the BUYER shall promptly pay the deficiency to the SELLERS upon request.

(End of Article)

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ARTICLE XIII – INSURANCE

1.	Extent of Insurance Coverage:

Until the VESSEL is completed, delivered to and accepted by the BUYER, the SELLERS shall cause the BUILDER, at the BUILDER’s cost and expense, keep the VESSEL and all machinery, materials, equipment, appurtenances and outfit, delivered to the Shipyard for the VESSEL or built into, or installed in or upon the VESSEL, except for the BUYER’s Supplies, fully insured with Japanese insurance companies under coverage corresponding to the Japanese Builder’s Risks Insurance Clause.

The amount of such insurance coverage shall, up to the date of delivery of the VESSEL, be in an amount at least equal to, but not limited to, the aggregate of the payment made by the BUYER to the SELLERS.

The policy referred to hereinabove shall be taken out in the name of the BUILDER and all losses under such policy shall be payable to the BUILDER.

If the BUYER so requests, the SELLERS shall cause the BUILDER at the BUYER’s cost to procure insurance on the VESSEL and all parts, materials, machinery and equipment intended therefore against risks of earthquake, strikes, war peril or other risks not heretofore provided and shall make all arrangement to that end. The cost of such insurance shall be reimbursed to the BUILDER through the SELLERS by the BUYER upon delivery of the VESSEL.

2.	Application of Recovered Amount:
(a)	Partial Loss:

In the event the VESSEL shall be damaged by any insured cause whatsoever prior to acceptance thereof by the BUYER and in the further event that such damage shall not constitute an actual or a constructive total loss of the VESSEL, the SELLERS ensure that the BUILDER shall apply the amount recovered under insurance policy referred to in Paragraph 1 of this Article to the repair of such damage satisfactory to the Classification Society without additional costs to the BUYER, and the BUYER shall accept the VESSEL under this Contract if completed in accordance with this Contract and Specifications.

(b)	Total Loss:

However, in the event that the VESSEL is determined to be an actual or constructive total loss, the SELLERS shall by the mutual agreement between the parties hereto, either:

i)	Proceed in accordance with the terms of this Contract, in which case the amount recovered under said insurance policy shall be applied to the reconstruction of the VESSEL’s damage, provided the parties hereto shall have first agreed in writing as to such reasonable postponement of the Delivery Date and adjustment of other terms of this Contract including the Contract Price as may be necessary for the completion of such reconstruction; or
ii)	Refund immediately to the BUYER the amount of all Installments paid to the SELLERS under this Contract without any interest, whereupon this Contract shall be deemed to be rescinded and all rights, duties, liabilities and obligations of each of the parties to the other shall terminate forthwith.

If the parties hereto fail to reach such agreement within two (2) months after the VESSEL is determined to be an actual or constructive total loss, the provisions of Sub-paragraph b)ii) as above shall apply.

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3.	Termination of SELLERS’ Obligation to Insure:

The SELLERS’ obligation to cause the BULDER to insure the VESSEL hereunder shall cease and terminate forthwith upon delivery thereof and acceptance by the BUYER.

(End of Article)

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ARTICLE XIV - DISPUTE AND ARBITRATION

1.	Proceedings:

In the event of any dispute between the parties hereto as to any matter arising out of or relating to this Contract or any stipulations herein or with respect hereto which cannot be settled by the parties themselves, such dispute shall be submitted to and settled by arbitration held in Tokyo, Japan, by The Japan Shipping Exchange, Inc. (hereinafter called the “JSE”) in accordance with the provisions of the Rules of Maritime Arbitration of the JSE, except as hereinafter otherwise specifically provided.

Either party desiring to submit such dispute to the arbitration of the JSE shall file with the JSE the written Application for Arbitration, the Statement of Claim and the notice of appointment of an arbitrator accompanied by written acceptance of such arbitrator appointed by such party.

Within twenty (20) days after receipt of such documents as aforementioned from the JSE, the other party shall file in turn with the JSE the notice of appointment of an arbitrator accompanied by written acceptance of such second arbitrator appointed by the other party. These two (2) arbitrators shall be deemed, in performance of office of arbitration, as the arbitrators appointed by the Tokyo Maritime Arbitration Commission (hereinafter called the “TOMAC”) of the JSE.

The third arbitrator to preside over the proceedings shall be appointed by the TOMAC from among such person on the Panel of Members of the TOMAC (or in case of particular need, from among person not so empaneled) as have no concern whatever with the parties or in the subject of such dispute.

The three (3) arbitrators thus appointed shall constitute the board of arbitration (hereinafter called the “Arbitration Board”) for the settlement of such dispute.

In the event, however, that the said other party should fail to appoint a second arbitrator as aforesaid within twenty (20) days following receipt of the documents concerned from the JSE, it is agreed that said other party shall thereby be deemed to have accepted and appointed as its own arbitrator the one appointed by the party demanding arbitration, and the arbitration shall proceed forthwith before this sole arbitrator who alone, in such event, shall constitute the Arbitration Board.

The award made by the sole arbitrator or by the majority of the three (3) arbitrators, as the case may be, shall be final and binding upon the parties hereto. If the majority of the three (3) arbitrators is not obtained, then the decision of the third arbitrator shall be final and binding upon the parties hereto.

Notwithstanding the preceding provisions of this Paragraph, it is recognized that in the event of any dispute or difference of opinion arising in regard to the construction of the VESSEL, her machinery or equipment, or concerning the quality of materials or workmanship thereof or thereon, such dispute may be referred to the Classification Society upon mutual agreement of the parties hereto as far as the Classification Society agrees to determine such dispute. The decision of the Classification Society shall be final and binding upon the parties hereto.

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2.	Notice of Award:

The award shall immediately be given to the BUYER and the SELLERS in writing or by facsimile or by email confirmed in writing.

3.	Expenses:

The Arbitrators shall determine which party shall bear the expenses of the arbitration or the portion of such expenses which each party shall bear.

4.	Entry in Court:

Judgement upon the award may be entered in any court having jurisdiction thereof.

5.	Alteration of Delivery Date:

In the event of reference to arbitration of any dispute arising out of matters occurring prior to delivery of the VESSEL, the award may include any postponement of the Delivery Date which the Arbitrators may deem appropriate.

(End of Article)

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ARTICLE XV - RIGHT OF ASSIGNMENT

Neither of the parties hereto shall assign this Contract to a third party unless prior consent of the other party is given in writing.

In case of assignment by the BUYER, the BUYER shall remain liable under this Contract.

This Contract shall ensure to the benefit of and shall be binding upon the lawful successors or the legitimate assigns of either of parties hereto.

(End of Article)

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ARTICLE XVI - TAXES AND DUTIES

1.	Taxes and Duties in Japan:

The BUILDER and/or the SELLERS shall bear and pay all taxes and duties, dues, imposts, levies and fees of whatsoever nature imposed in Japan in connection with execution and/or performance of this Contract, excluding any taxes and duties imposed in Japan upon the BUYER’s Supplies.

2.	Taxes and Duties outside Japan:

The BUYER shall bear and pay all taxes and duties imposed outside Japan in connection with execution and/or performance of this Contract, except for taxes and duties imposed upon those items to be procured by the SELLERS for construction of the VESSEL.

(End of Article)

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ARTICLE XVII - PATENTS, TRADEMARKS, COPYRIGHTS, ETC.

1.	Patents, Trademarks and Copyrights:

Machinery and equipment of the VESSEL may bear the patent number, trademarks or trade names of the manufactures.

The SELLERS shall cause the BUILDER to defend and save harmless the BUYER from patent liability or claims of patent infringement of any nature or kind, including costs and expenses for, or on account of any patented or patentable invention made or used in the performance of this Contract and also including costs and expenses of litigation, if any.

Nothing contained herein shall be construed as transferring any patent or trademark rights or copyright in equipment covered by this Contract, and all such right are hereby expressly reserved to the true and lawful owners thereof.

The SELLERS’ warranty hereunder does not extend to the BUYER’s Supplies.

2.	General Plans, Specifications and Working Drawing:

The SELLERS retains all rights of the BUILDER with respect to the Specifications, and plans and working drawings, technical descriptions, calculations, test results and other data, information and documents concerning the design and construction of the VESSEL and the BUYER undertakes therefore not to disclose the same or divulge any information contained therein to any third parties, without the prior written consent of the SELLERS, excepting where it is necessary for usual operation, repair and maintenance of the VESSEL.

(End of Article)

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ARTICLE XVIII - BUYER’S SUPPLIES

1.	Responsibility of BUYER:
(a)	The BUYER shall, at its own risk, cost and expense, supply and deliver to the SELLERS all of the items to be furnished by the BUYER as specified in the Specifications (herein called the “BUYER’s Supplies”) at warehouse or other storage of the Shipyard in the proper condition ready for installation in or on the VESSEL, in accordance with the time schedule designated by the SELLERS.
(b)	In order to facilitate installation by the SELLERS of the BUYER’s Supplies in or on the VESSEL, the BUYER shall furnish the SELLERS with necessary specifications, plans, drawings, instruction books, manuals, test reports and certificates required by the rules and regulations. The BUYER, if so requested by the SELLERS, shall, without any charge to the SELLERS, cause the representatives of the manufacturers of the BUYER’s Supplies to assist the SELLERS in installation thereof in or on the VESSEL and/or to carry out installation thereof by themselves or to make necessary adjustments thereof at the Shipyard.
(c)	Any and all of the BUYER’s Supplies shall be subject to the SELLERS’ reasonable right of rejection, as and if they are found to be unsuitable or in improper condition for installation. However, if so requested by the BUYER, the SELLERS may cause the BUILDER to repair or adjust the BUYER’s Supplies without prejudice to the SELLERS’ other rights hereunder and without being responsible for any consequences therefrom. In such case, the BUYER shall reimburse the SELLERS for all costs and expenses incurred by the SELLERS in such repair or adjustment and the Delivery Date shall be automatically postponed for a period of time necessary for such repair or replacement.
(d)	Should the BUYER fail to deliver any of the BUYER’s Supplies within the time designated, the Delivery Date shall be automatically extended for a period of such delay in delivery. In such event, the BUYER shall be responsible and pay to the SELLERS for all losses and damages incurred by the SELLERS by reason of such delay in delivery of the BUYER’s Supplies and such payment shall be made upon delivery of the VESSEL.

(e)	If delay in delivery of any of the BUYER’s Supplies exceeds thirty (30) days, then, the SELLERS shall be entitled to proceed with construction of the VESSEL without installation thereof in or on the VESSEL, without prejudice to the SELLERS’ other right as hereinabove provided, and the BUYER shall accept and take delivery of the VESSEL so constructed.

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2.	Responsibility of SELLERS:

The SELLERS shall be responsible for storing and handling with reasonable care of the BUYER’s Supplies after delivery thereof at the Shipyard, and shall, at its own cost and expense, cause the BUILDER to install them in or on the VESSEL, unless otherwise provided herein or agreed by the parties hereto, provided, always, that the SELLERS shall not be responsible for quality, efficiency and/or performance of any of the BUYER’s Supplies.

If any of the BUYER's Supplies are lost or damaged while in the custody of the BUILDER or SELLERS due to negligence or willful misconduct of the BUILDER or SELLERS or its employees, the Seller shall be responsible for such loss or damage and shall either replace the lost or damaged items or reimburse the BUYER accordingly, at the BUYER’s option.

(End of Article)

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ARTICLE XIX - NOTICE

1.	Address:

Any and all notices and communications in connection with this Contract shall be addressed as follows:

To the BUYER:

OLYMPIA SHIPHOLDING S.A.

c/o GLOBUS SHIPMANAGEMENT CORP.

128 Vouliagmenis Avenue

16674 Glyfada, GREECE

Tel:

Fax:

Email:

To the SELLER 1:

GIANT LINE INC., S.A.

c/o No. 1-4-52, Koura-cho, Imabari-city, Ehime-Pref., Japan

Tel:

Fax:

Email:

To the SELLER 2:

NIHON SHIPYARD CO., LTD.

1-5-1, Yuraku-cho, Chiyoda-ku, Tokyo Prefecture, Japan

Tel:

Fax:

Email:

2.	Language:

Any and all notices and communications in connection with this Contract shall be written in the English language.

(End of Article)

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ARTICLE XX - EFFECTIVE DATE OF CONTRACT

This Contract shall become effective as from the date of execution hereof by the BUYER and the SELLERS.

(End of Article)

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ARTICLE XXI - INTERPRETATION

1.	Laws Applicable:

The parties hereto agree that the validity and interpretation of this Contract and of each Article and part thereof shall be governed by the laws of Japan.

2.	Discrepancies:

All general language or requirements embodied in the Specifications are intended to amplify, explain implement the requirements of this Contract. However, in the event that any language or requirements so embodied permit of an interpretation inconsistent with any provisions of this Contract, then, in each and every such event, the applicable provisions of this Contract shall prevail and govern. The Specifications and Plan are also intended to explain each other, and anything shown on the Plan and not stipulated in the Specifications or stipulated in the Specifications and not shown on the Plan shall be deemed and considered as if embodied in both. In the event of conflict between the Specifications and Plan, Specifications shall prevail and govern.

3.	Entire Agreement:

This Contract contains the entire agreement and understanding between the parties hereto and supersedes all prior negotiations, representations, undertakings and agreements on any subject matter of this Contract.

4.	Confidentiality:

Neither Party shall disclose the Contract　Price, terms and deal to any third party and will take reasonable steps to keep private and confidential information known only to those parties directly involved. Either Party may disclose confidential information if it is required to do so under any applicable law, regulation or rules of a recognized stock exchange, or pursuant to an order from a court or an administrative or regulatory agency having competent jurisdiction unless prior consent of the other party is given in writing.

(End of Article)

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IN WITNESS WHEREOF, the parties hereto have caused this Contract to be duly executed the day and year first above written in Greece.

Two (2) original Contract copies are to be made, and possessed by the　Buyer and Seller 1.

BUYER: OLYMPIA SHIPHOLDING S.A.

/s/ Athansios Feidakis
By:	Athanasios Feidakis
Title:	Vice President/Director

SELLER 1: GIANT LINE INC., S.A.

/s/ Hidemi Kameda
By:	Hidemi Kameda
Title:	Attorney-in-fact

SELLER 2: NIHON SHIPYARD CO., LTD.

/s/ Hidemi Kameda
By:	Hidemi Kameda
Title:	Attorney-in-fact